                                                                  Exhibit 10.1

                             HEAD LICENCE AGREEMENT

This Agreement is made on 31 March 1998, by and between

         OFFSHORE SHUTTLE AS, a Norwegian limited company having its registered office at Stranden 3, 0250 Oslo (hereinafter referred to as "OSAS")

and

         MARINE SHUTTLE OPERATIONS AS, a Norwegian limited company having its registered office at Luramyrveien 23, c/o RC-Gruppen ASA, 4300 Sandnes (hereinafter referred to as "MSO")

Hereinafter jointly referred to as the "Parties";

WHEREAS OSAS has developed a novel technical concept for the transport, installation and removal of marine structures, by using a floating barge (the "Offshore Shuttle") specifically designed to move heavy loads (hereinafter referred to as the "Offshore Shuttle Concept"); and to which OSAS is the sole owner of all intellectual property rights.

WHEREAS MSO has offered a proposal for MSO to acquire from OSAS a license for building and operating five Offshore Shuttles with an option to acquire another two further licenses;

WHEREAS OSAS on this background started negotiations and entered into a Letter of Intent dated 19 February 1998 which sets out certain main principles regarding a co-operation between the Parties;

WHEREAS the Letter of Intent provides that the parties shall negotiate in good faith in order to obtain a Head License regarding the details of the Letter of Intent and any other provision applying to the rights and obligations of MSO and OSAS;

WHEREAS the Parties have negotiated and reached a Head License and now wish to set out in writing the terms and conditions agreed upon,

NOW THEREFORE it is agreed as follows:

1.   The Offshore Shuttle

1.1 The Offshore Shuttle comprises a novel concept for the purpose of moving heavy loads in marine environments. The Offshore Shuttle can transport loads both on and below the surface of the water and is able to shift from horizontal to vertical position in the sea at various depths. OSAS has applied for patent protection for various features of the Offshore Shuttle.

2.   Head License

2.1 MSO acquires from OSAS an exclusive license (hereinafter referred to as the "Head License") to build and operate 5 (five) Offshore Shuttles, with an additional option to acquire another 2 (two) licenses, each comprising 1 Offshore Shuttle.

         The Head License shall include the right to use:

         (i) OSAS' know-how, drawings, plans, specifications, computer programs and technical data, and
         (ii)   patent and trademark rights which OSAS has or may acquire.

2.2 The licence granted herein does not include any rights to sell the Offshore Shuttle or to grant sub-licences without the prior written approval of OSAS, such approval not to be unreasonably withheld.

2.3 MSO shall use the names "Offshore Shuttle" and "Offshore Shuttle Concept" in all external relations.

3.   Offshore Shuttle Order Schedule

3.1 The Parties have agreed that yard orders for each of the 5 Offshore Shuttles shall be placed in the following years (hereinafter referred to as the "Order Years") in the period between 1998 and 2003 and subject to the terms hereof:

                                 No. of Offshore
                                    Shuttles
         1998                       1
         1999                       0
         2000                       1
         2001                       1
         2002                       1
         2003                       1
                                    -
         Total                      5
                                    -

         In each such Order Year, the Order shall be placed with the yard by MSO no later than on 30 June for each Order Year with the exception of (i) Offshore Shuttle no. 1 for which the Order Expiry Date shall be 31 October 1998 subject to due delivery of OSAS as described in Article 6 hereinafter (pre-engineering package) and (ii) Offshore Shuttle no. 2 for which the Order shall be placed no later than 6 months after the successful testing of Offshore Shuttle no. 1 (hereinafter referred to as "Order Expiry Date"). In the event a third party wishes to build a Offshore Shuttle before Offshore Shuttle no. 1 is successfully tested, however, the Parties shall seek to exploit such opportunity.

3.2 In the absence of an Order by MSO within the Order Expiry Date for each Order Year, OSAS shall, subject to the MSO Option of Article 4 below, have the right in each such case to market and sell a license for one Offshore Shuttle to any third party during the subsequent 12 months period.

3.3 In the event that MSO should fail to meet the respective Order Expiry Dates as defined herein, MSO shall have the right to execute the MSO Option as specified in Article 4 below.

4.   MSO Option

4.1 In the event as described above under item 3.3, MSO shall have the right for Offshore Shuttle no. 2-5 to extend the respective Order Expiry Date(s) for a period of up to twelve months, respectively (hereinafter referred to as the "MSO Option").

4.2 The MSO Option shall be exercised by MSO by notifying OSAS in writing prior to the respective Order Expiry Date(s). MSO shall further and no later than on the respective Order Expiry Date(s) make an unconditional payment to OSAS in the amount of USD 900,000 in each case of the MSO Option being exercised.

5.   Right of First Refusal

5.1 In addition to the license rights granted under Article 2 above, MSO shall have the right of first refusal (hereinafter referred to as the "Right of First Refusal") for future Offshore Shuttle licenses to be granted by OSAS to potential licensees in the period between 30 June 2003 and 30 June 2007, or if the MSO option is exercised, the period between 30 June 2004 and 30 June 2007 on terms to be agreed between the Parties.

6. Scope of Delivery of OSAS and MSO and the Relationship between OSAS and MSO

6.1 The Parties agree that in order to achieve the objectives under this Head Licence it is of the highest importance to establish a close and effective co-operation between the Parties.

6.2 MSO and OSAS shall agree functional specifications (hereinafter referred to as "Client Specification") for the Offshore Shuttles MSO wish to build pursuant to its licence rights hereof.

         For the purpose of this Agreement Client Specification shall include, but not be limited to, the following criterias:

         -    Water depths to operate
         -    Topside weights, c.o.g etc.
         -    Jacket weights, c.o.g etc.
         -    Geometry of topsides to be removed
         -    Geometry of jackets to be removed
         -    Operational wave height criteria with range of Tz/Tp/current/wind
         -    Storm criteria
         -    Time history of waves for fatigue calculations
         - Maximum operational criteria for support vessels and specific operations
         -    Specific codes (optional)

         MSO shall ultimately decide the extent and format of the Client Specification, which specifications shall be delivered to OSAS not later than 30 April 1998 for Offshore Shuttle no. 1.

6.3 On the basis of the Client Specification, OSAS shall deliver to MSO design of the Offshore Shuttle including all systems and description of basic operation procedures up to pre-engineering level, which for the purpose of this Agreement shall be defined as principle descriptions including necessary drawings (such delivery of OSAS hereinafter to be referred to as "Pre-engineering").

         Pre-engineering will include, but not be limited to the following:

         -    Structural interfaces/hull
         -    Mechanical outfitting hull for ballasting
         -    Basic lifting structure/topside
         -    Details on lifting structure/topside
         -    Fastening system/topside
         -    Sliding frame/jacket
         -    Lifting structure/jacket
         -    Fastening system/jacket
         -    Basic principles for cutting jacket
         -    Basic principles for cutting topside
         -    Special units at shore for receptor units
         - Other mechanical outfitting(safety/gangways/winches/ instrumentation)
         -    Functional specification of powe unit
         -    Functional specification of control module/simulation module
         -    Specification or description of other systems/procedures
         -    General marine operations
         -    Painting and cathodic protection
         -    Design brief (in co-operation with MSO)
         -    Preliminary project description
         -    Preliminary material take-off
         -    Basic operation procedures
         -    Preliminary concept and safety evaluation

         Payment for Pre-engineering shall be covered by the Construction Fee as defined in Article 8 below.

         The date of delivery of the complete Pre-engineering package on the hull from OSAS to MSO shall be no later than 3 months after delivery of Client Specification from MSO for Offshore Shuttle no. 1.

6.4 MSO recognises the importance of OSAS' role in securing that the Offshore Shuttle technology as developed by OSAS is maintained in all phases of further development and building of the Offshore Shuttle.

         OSAS and MSO shall consult in order to resolve the extent to which OSAS shall supply to MSO services in excess of Pre-engineering, which may include but not be limited to, i.a.:

         a)       Detail engineering for the construction of the Offshore
                  Shuttle.

         b) Services in connection with contract negotiations with, and nomination of, building contractors for the construction of the Offshore Shuttle, including contractors for equipping the Offshore Shuttle.

         c) Services in connection with other technical work that must be performed in connection with the construction of the Offshore Shuttle.

         d) Services in connection with the supervision of the construction of the Offshore Shuttle and the subsequent testing of the Offshore Shuttle.

         e) Services in connection with the preparation of tenders and the performance of contract work where the Offshore Shuttle is utilised.

         f)       Services in connection with the operation of the Offshore
                  Shuttle.

         g) Technical marketing of the Offshore Shuttle-concept, including performance of studies.

6.5 OSAS shall have the right to review all technical work and to make recommendations to MSO which recommendations MSO will take into consideration.

6.6 MSO and OSAS will co-operate with respect to exploitation of business opportunities in new markets. A market strategy and a market plan shall be agreed between the parties in this respect, including the scope of OSAS' services.

6.7 For assistance rendered by OSAS under this Article 6.2, 6.4, 6.5 and 6.6, OSAS will invoice MSO based on fair market terms.

         For the services rendered by OSAS itself, OSAS will present monthly statements, which shall be payable within thirty (30) days.

7.   Organisation of MSO and OSAS

7.1 The managing director of OSAS shall be a member of the Board of Directors of MSO, and the managing director of MSO shall be a member of the Board of Directors of OSAS.

8.   Construction Fee and Operating Fee

8.1 As compensation for the Head License being granted to MSO, MSO shall pay to OSAS a construction fee and an operating fee, (hereinafter referred to as the "Construction Fee" and the "Operating Fee", respectively).

8.2 The Construction Fee shall constitute 10 % of the construction price for each of the Offshore Shuttles.

         The Construction Fee shall be calculated on the basis of the Construction Price, defined as the total sum payable, directly and indirectly, for all engineering (in excess of the Pre-engineering) and construction of each Offshore Shuttle, fully equipped and delivered, (hereinafter referred to as the "Construction Price"), excluding any sales tax, VAT or similar tax imposed on the payment by MSO of the Construction Price.

8.3 The Parties will seek to agree on a mutually beneficial incentive arrangement.

8.4 The Operating Fee shall constitute 16% of the gross profit for each and any contract concluded by MSO (or any of its successors) involving the use of the Offshore Shuttle. The gross profit shall be defined as

         (1) The total sum to be paid by the client to MSO for marine operations (including engineering) in connection with the work where the Offshore Shuttle is utilized. All aspects of such marine operations shall be included, e.g. the use of tugs, support vessels, cutting and diving services. Any VAT or similar tax imposed on the payment to be made by the customer shall be excluded, less

         (2) All direct costs which can be attributed to the performance of the work where the Offshore Shuttle is utilized. The capital cost of the Offshore Shuttle is not considered a direct cost which can be deducted (with the exception of a fixed and agreed depreciation for this purpose of 5% of the Construction Price, and actual paid project interest costs). The same applies to any administrative and/or overhead cost of MSO or any other indirect cost, which may not be deducted.

8.5 With respect to the construction Fee and Operation Fee relating to the two option licenses referred to in Article 2.1, the size of such fees shall be similar to those applying to the Offshore Shuttles no 1 to 5.

9.     Payment

9.1 Payment by MSO of each of the Construction Fee and the Operating Fee shall take place as follows:

         (1) Ten per cent (10%) of the assumed Construction Fee for Offshore Shuttle no. 1 shall be paid within 30 September 1998.

                  Fifty per cent (50%) of the assumed Construction Fee for Offshore Shuttle no. 1 shall be paid within fourteen (14) days after an Order has been signed for the construction and delivery of Offshore Shuttle no. 1.

                  Sixty per cent (60%) of the assumed Construction Fee for Offshore Shuttle no. 2, 3, 4 and 5 shall be paid fourteen (14) days after an Order has been signed for the construction and delivery of each Offshore Shuttle.

                  Thirty per cent (30%) of the assumed Construction Fee for all Offshore Shuttles shall be paid within fourteen (14) days after the completion certificate or another document acceptin delivery of each Offshore Shuttle has been signed.

                  The remaining amount of the Construction Fee for all Offshore Shuttles shall be paid within fourteen (14) days after the Construction Price has been finally determined in accordance with the final accounts.

         (2) The Operation Fee shall be paid within fourteen (14) days after payment has been received or should have been received from the client. In case of payment installments, the proportionate share of the Operation Fee shall be paid within fourteen (14) days after the receipt of any such installment or when it should have been received.

9.2 Payment of the Construction Fee and the Operation Fee shall be made in the same currency as the contract price constituting the basis for the calculation of the fee to such bank as may from time to time be designated by OSAS, provided that any necessary government permissions are granted. All such payments shall be made without any deduction for taxes, except such withholding tax as may be imposed by governmental authorities on OSAS.

9.3 MSO shall at the time of payment supply OSAS with accounts of the actual basis for the calculation of the fees as aforesaid, certified by MSO's chief financial officer as being true and accurate in all respects. MSO shall permit its records and books to be examined upon reasonable notice by an internationally recognised auditor appointed by OSAS to enable OSAS to have the payment of the fees verified.

10.      Exclusivity Fee

10.1 In addition to the fees referred to in Article 9 above, OSAS shall be eligible to an Exclusivity Fee of 1 % of the aggregate Construction Price of Offshore Shuttles no. 2, 3, 4 and 5, the payment of which shall take place as follows:

         (1)      USD 2 mill shall be paid within 30 September 1998, and

         (2) the remaining amount shall be paid when the Construction Price for Offshore Shuttle no 5 has been finally determined.

10.2 A final settlement of the Exclusivity Fee - through a payment to or a repayment from OSAS - shall take place as soon as the aggregate Construction Price for the Offshore Shuttles have been determined, and subject also to the provision of Article 9, third paragraph.

11.      Intellectual Property Rights

11.1 Any and all patents, intellectual property rights or know-how (hereinafter referred to as "Intellectual Property Rights") relating to the Offshore Shuttle Concept is the sole property of OSAS. The Parties are both informed, however, about the Agreement between Gunnar Foss and Per Hull Haugs0en on the one part and OSAS on the other part with respect to certain rights for Gunnar Foss and Per Bull Haugs0en. The Agreement is enclosed hereto as exhibit 1.

11.2 OSAS shall be under the obligation not to transfer to any third party between 31 August 1998 to 30 June 2003 or, if the MSO Option is exercised, to 30 June 2004 the title to such Intellectual Property Rights, or any licence relating hereto with respect to the Offshore Shuttle Concept unless such transfer or licence is provided for in this Agreement.

11.3 In the event that OSAS should fail to observe the obligations undertaken by OSAS under item 11.2 hereof, OSAS shall have forfeited any and all rights to receive payments of Construction Fee, Operating Fee and Exclusivity Fee as contained herein. It is further agreed that notwithstanding any financial loss on the part of MSO, OSAS shall in such case be under unconditional obligation to repay 50% of any such fees as may already have been paid by MSO on the date when OSAS's failure to observe its obligation under item 11.2 becomes known to MSO.

12.      Patent Infringement

12.1 In case any such patent or other intellectual property right as referred to herein is infringed by a third party, MSO shall immediately notify OSAS of its knowledge of such infringement. OSAS has an obligation to act against the infringer. Any damages awarded or agreed upon shall belong to OSAS. If OSAS fails within reasonable time to take action, MSO shall have the right and be authorised to act against the infringer and OSAS shall cover all costs of such action. Any damages awarded or agreed upon shall first be used to cover the costs of OSAS relating to the action and the remaining part shall belong to MSO. In any case OSAS and MSO shall co-operate in exchanging information, etc. in order to stop the infringement as soon as possible.

12.2 OSAS shall indemnify MSO from and against claims resulting from infringement of patent or other intellectual property rights in connection with MSO's construction and use of the Offshore Shuttle. Nevertheless, this does not apply where the infringement results from the use of such improvement, modification or technical information as referred to in Sub-Article 13.2 and 13.3 hereof. OSAS' liability shall be limited to the aggregate amount paid by MSO to OSAS in respect of Construction Fee, Operating Fee and Exclusivity Fee as defined in this Agreement.

12.3 MSO shall promptly notify OSAS if its receives a claim that OSAS is obligated to indemnify and shall give OSAS authority, information and assistance (at OSAS' expense) for the defense and handling of the claim. MSO may be represented by its own counsel and may participate in proceedings to which it and OSAS are defendants, provided, however, OSAS shall control the defense thereof. MSO shall not, without the consent of OSAS, approve of or settle a claim which shall be indemnified by OSAS.

13.      Improvements and Modifications

13.1 OSAS will during the course of this Agreement inform MSO of and make available to MSO for the fees stipulated herein all improvements or modifications in the Offshore Shuttle design and concept as soon as OSAS is satisfied that such improvements or modifications can be used and will be accepted by the certifying authorities. MSO shall have the right to use such improvements and modifications under the licence granted herein.

13.2 MSO shall promptly disclose to OSAS any improvement, modification or other technical information concerning the Offshore Shuttle Concept, including the utilization of the concept, which it may develop or which otherwise may come to the knowledge of MSO. OSAS will have the right to use such information and/or intellectual property rights without payment of any royalty.

13.3 Patent rights or other intellectual property rights in respect of any improvement, modification or other technical information concerning the Offshore Shuttle Concept, including the utilization of the concept, made or developed by MSO shall belong to MSO subject, however, to the last sentence of Article 13.2 hereof which shall apply equally.

14.      Confidential Information

14.1 The parties agree to maintain in confidence any and all technical information exchanged between the Parties under this Agreement, provided, however, that the following information shall not be considered as confidential hereunder:

         a. Information already known to receiving Party at the time the information was received.

         b. Information which is or becomes part of the public domain other than through an act or failure by the receiving Party.

         c. Information rightfully received by the receiving Party from a third party without an obligation of confidentiality.

14.2. Confidential information under this Agreement shall not be disclosed to a third party without written permission of the Party which has given the confidential information in question, except that the Party having received the confidential information may disclose confidential information on terms of strict confidence

         (i) to such of its officers and employees whose course of employment necessitates such disclosure,

         (ii) to the building contractor and other suppliers necessary for the engineering, construction and testing of the Offshore Shuttle,

         (iii) to any government or certifying authority to the extent necessary to secure approval for the use of the Offshore Shuttle,

         (iv) to prospective clients as far as necessary in order to tender for or negotiate a contract involving the use of the Offshore Shuttle,

         (v) to suppliers and to subcontractors as far as necessary in order to receive the delivery or have the work done, and

         (vi) to persons and/or institutions which MSO or its parent company may from time to time approach as far as necessary in order to secure a viable finance base for its level of activity.

14.3 The Parties' obligations under this Article 14 shall remain in force after the termination of this Agreement.


15.      Term and Termination

15.1 Either party hereto may terminate this Agreement immediately on written notice to the other in case such other party (i) becomes insolvent or goes into liquidation, bankruptcy or receivership or becomes a party to any procedure for the settlement of its debts or to dissolution proceedings, or (ii) breaches any term of this Agreement and fails to remedy such default within forty-five (45) days after receipt of written notice of the default. This right of termination shall be without prejudice to any other rights which the parties may have under this Agreement or at law.

15.2 If a tender is outstanding or if a binding contract involving the Offshore Shuttle has not been finally discharged when this Agreement is terminated, all provisions of this Agreement which have relevance for the fulfillment of the said contract shall remain in force until the contract work has been completed and all the MSO's obligations have been fulfilled.

15.3 In the event of termination of this Agreement, MSO shall have the right only to continue to operate the Offshore Shuttle(s) already constructed or under construction when termination becomes effective provided, however, that MSO shall fulfill its obligations towards OSAS with respect to construction and operation of the Offshore Shuttle(s).

16.      Assignment

16.1 OSAS may assign its rights related to earnings under this Agreement to third parties.

16.2 MSO may not assign its rights under this Agreement to any third party, other than to a wholly-owned subsidiary, without the written approval of OSAS, such approval not to be unreasonably withheld.

16.3 In case of assignment, OSAS or MSO will remain fully responsible to the other party for the fulfillment of its obligations under this Agreement.

17.      Severability, Amendments

17.1 All modifications and amendments to this Agreement must be made in writing and signed by an authorised representative of each of the parties hereto.

17.2 Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such invalidity shall not affect the validity of the remainder of this Agreement.

18.  Notices

18.1 Any notice required or permitted to be given under the provisions of this Agreement shall be sent to the parties as follows:

         To:      Offshore Shuttle AS
                  Stranden 3
                  N-0250 Oslo

         To:      Marine Shuttle Operations AS
                  Luramyrveien 23
                  N-4300 Sandnes

         or to such other addresses as either of the parties may from time to time designate by notice in writing to the other party.

19.      Miscellaneous

19.1 The Letter of Intent between the Parties dated 19 February 1998 is expressly superseded and terminated by this Agreement.


20.      Conditions

20.1     The binding nature of this Agreement shall be conditional upon

         (i) OSAS having received payment from MSO of the first installment of the Exclusivity Fee in the amount of USD 2 mill within 30 September 1998. With respect to this payment, the grace period in Article 15.1 shall not apply.

         and

         (ii) MSO having placed a firm Order for Offshore Shuttle no. 1 with a yard within 31 October 1998.


21.      Governing Law and Disputes

21.1 This Agreement shall be governed by and construed in accordance with the laws of Norway.

21.2 Disputes arising out of, or in connection with, this Agreement which are not settled by mutual Agreement of the Parties shall be settled by arbitration in Oslo according to chapter 32 of the Norwegian Civil Procedure Act.

         Each Party shall appoint an arbitrator and these two arbitrators shall together appoint the chairman. A Party shall appoint an arbitrator within 14 days after having received written notification of the arbitrator appointed by the other Party. If no such appointment is made within

         14 days, the other Party may also appoint the second arbitrator and the two arbitrators shall together appoint the chairman.



----------------------------                        ----------------------------
Offshore Shuttles AS                                Marine Shuttle Operations AS

                                                                      EXHIBIT 1

                                    AGREEMENT

                                    REGARDING

                              INTELLECTUAL PROPERTY

This Agreement, made this 31. day of March 1998 in Oslo, Norway by and between

         Offshore Shuttle AS, a Norwegian company having its registered office at Stranden 3, 0250 Oslo (hereinafter referred to as "OSAS");

and

         Gunnar Foss, a Norwegian citizen resident in Mezen Plein 11, 2566 ZS Den HAAG, The Netherlands, (hereinafter referred to as "FOSS"); and Per Bull Haugs0en, a Norwegian Citizen, registered at Gyldenl0vesgt. 12, 0260 Oslo, (hereinafter referred to as "Haugs0en").

WHEREAS Foss and Haugs0en have developed a novel technical concept for the transport, installation and removal of marine structures, by using a floating barge (the "Offshore Shuttle") specifically designed to move heavy loads (hereinafter referred to as the "Offshore Shuttle Concept");

WHEREAS an agreement executed 26 November 1996 between Thyssen Stahl Union
         GmbH, Foss and Spax Management AS which provides that all intellectual property rights pertaining to the Offshore Shuttle Concept shall be transferred to OSAS after the establishment of OSAS;

WHEREAS there is in existence a Consultancy Agreement dated 20 March 1997 between OSAS on the one part and Foss on the other part (exhibited hereto as Exhibit 1), which provides that patent rights and all other Intellectual Property Rights relating to the Offshore Shuttle Concept (hereinafter collectively referred to as the "Rights") and developed by Foss shall be the property of OSAS as long as OSAS is in a position to make commercial use of the Offshore Shuttle Concept;

WHEREAS the Parties to this Agreement have felt it to be appropriate that their respective contractual rights and obligations pertaining to the Offshore Shuttle Concept should be contained in a separate contractual document, and also for the purpose of regulating the position of Haugs0en in respect of the Offshore Shuttle Concept;

NOW THEREFORE it is agreed as follows:

 1. It is acknowledged by the Parties that subject to Clause 2 below, the Rights have been transferred exclusively to OSAS by Foss and Haugs0en. Notwithstanding any other agreement that may previously have been entered into between the Parties, it is mutually agreed that the execution of this Agreement shall constitute such exclusive transfer of the Rights to OSAS as further regulated in this Agreement.

 2. The Parties to this Agreement mutually agree that the transfer of the Rights to OSAS is subject to the condition that the Offshore Shuttle Concept will be further developed and exploited by OSAS. In this respect, it is also agreed that the execution of a Head Licence Agreement dated 31.03.1998 between OSAS and Marine Shuttle Operations AS (hereinafter referred to as the HLA) pursuant to a Letter of Intent dated 19.02.1998 between OSAS and Marine Shuttle Operations AS (hereinafter referred to as the "LOI") shall be deemed to constitute such further development and exploitation of the Offshore Shuttle Concept by OSAS.

         If the HLA is terminated, OSAS will investigate other solutions to develop and exploit the Offshore Shuttle Concept. If OSAS for any reason whatsoever should cease to continue in an active manner its activities related to the Offshore Shuttle Concept and should not have resumed such activities within 6 (six) months from date of written notice to that effect from Foss and Haugs0en, then the Rights together with the Proprietary right to any know-how developed or acquired by OSAS in connection with the Offshore Shuttle Concept at the request of Foss and Haugs0en shall be transferred back from OSAS to them or to any person designated by them. Such transfer shall be made free of charge, except that OSAS for the transfer of any rights to know-how developed or acquired by OSAS as aforesaid shall be paid a reasonable compensation taking into account the costs of OSAS in connection with such development and/or acquisition and the market value of such know-how when used in conjunction with the Offshore Shuttle Concept. The compensation amount shall be fixed by agreement between OSAS and Gunnar Foss or if failing such agreement, by arbitration in accordance with Clause 9 below.

 3. The Parties to this Agreement agree to sign any such document(s) as may from time to time be required in connection with the transfer of the Rights, including patent rights as referred to herein.

 4. The Parties agree to keep in strict confidence all information related to the Offshore Shuttle Concept and shall not disclose any such information to a third party, except as may from time to time be required in connection with the development and commercial exploitation of the Offshore Shuttle Concept as described herein.

 5. In the event that OSAS wishes to assign the Rights to a third party, Foss and Haugs0en shall have the right of first refusal to acquire the Rights. It is agreed between the Parties that the execution of the HLA shall not be deemed to constitute such transfer of the Rights. It is further agreed that a future agreement to merge OSAS with Marine Shuttle Operations AS shall not be deemed to constitute such assignment of the Rights, subject to the merged Company accepting this Agreement as binding to itself, hereunder Article 2, first sentence.

 6. It is mutually agreed between the Parties that Foss and Haugs0en shall continue to be involved in the future efforts by OSAS to further develop the Offshore Shuttle Concept. The terms for this involvement at the date of execution of this Agreement shall remain in force, or be renegotiated between the Parties.

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         OSAS shall use the names "Offshore Shuttle" and "Offshore Shuttle
         Concept" in all external relations in accordance with the definitions in the first recital.

 7. It is agreed that with the execution of this Agreement, all other Agreements in existence between the Parties pertaining to the Rights are to be regarded as null and void.

 8. If OSAS for any reason should sell or transfer the Rights to anyone other than Foss or Haugs0en, the Rights and obligations under this Agreement shall be assigned and transferred together with the Rights.

 9. This Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Norway. Any dispute between the Parties arising out of or in relation to this Agreement that cannot be settled by mutual agreement, shall be finally settled by Arbitration in Oslo in accordance with the provisions of the Norwegian Civil Procedure Act of 13.08.1915, Chapter 32. The Arbitration proceedings shall be conducted in the English language, unless otherwise agreed between the Parties.

For and on behalf of

Offshore Shuttle AS

                                                       -------------------------
                                                       Gunnar Foss

                                                       -------------------------
                                                       Per Buss Haugs0en